                                                                   EXHIBIT 10.47



                           AUSPEX RESELLER AGREEMENT

This AUSPEX Reseller Agreement (the "Agreement") is made and entered into effective June 7th, 2002 (the "Effective Date") by and between AUSPEX SYSTEMS, Inc., a Delaware corporation with a principal place of business at 2800 Scott Boulevard, Santa Clara, CA 95050-2516 ("AUSPEX") and Hitachi Data Systems Limited, a Hong Kong company with a principal place of business at Suite 3301-6, Shell Tower, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong ("Reseller").

AUSPEX and Reseller agree as follows:

1. Relationship. The term Reseller, as used herein, is defined to include Reseller's affiliated companies as identified on Exhibit A. Reseller's affiliated companies will be bound by and comply with this Agreement to the extent they order Equipment (as defined below) hereunder. Reseller is an independent organization that regularly resells products or acts as a systems integrator. In the normal course of such business, Reseller encounters opportunities to sell Equipment manufactured by AUSPEX and sell licenses to Software (as defined below) created by or licensed to AUSPEX. In recognition of the above, AUSPEX agrees to sell Equipment and Software licenses to Reseller and hereby grants Reseller a nonexclusive right to resell Equipment and Software licenses and provide support for Equipment and Software to end user customers ("Customers") in the Territory identified in Exhibit B, either directly or indirectly through sister companies, subsidiaries or distributors (collectively, "Distributors"), under the terms of this Agreement.

2. Term. This Agreement shall take effect on the Effective Date and shall continue, subject to the parties' termination rights pursuant to Section 11 below, for an initial period of one year, and thereafter automatically renew on a year-to-year basis unless either party gives written notice of non-renewal at least ninety (90) days prior to the expiration of the then current term.

3. Equipment and Software.

        3.1 AUSPEX agrees to sell to Reseller the equipment, including spare parts, listed in Exhibit C of this Agreement (the "Equipment"). If AUSPEX proposes a change to the Equipment which affects the form, fit or function of the Equipment, or which would directly affect any Reseller-unique feature of Equipment, AUSPEX will provide Reseller at least forty-five (45) days' prior notification of such change and give Reseller an opportunity to comment on such change, but will not be obligated to incorporate or to modify the change. AUSPEX shall also provide Reseller with written notice, prior to shipment, of any other design change to Equipment which does not directly affect the form, fit or function and does not affect a Reseller-unique feature. Reseller may cancel any order for Equipment which will incorporate a form, fit or function change, or elect to accept the changed Equipment, with no penalty or extra charge.

        3.2 "Software" is defined as the software programs, firmware or microcode (e.g., licensed internal code) and documentation provided with the Equipment. Notwithstanding any other provisions of this Agreement and/or reference to "sale" of Equipment, title to and ownership of the Software shall remain in AUSPEX and licensors to AUSPEX at all times.

               3.2.1 AUSPEX agrees to sell Software licenses to Reseller for further resale directly and indirectly to Customers. Software is provided pursuant to license agreements which accompany the Software. Reseller agrees to pass through the Software and licenses exactly as ordered and received from AUSPEX.

               3.2.2 AUSPEX grants Reseller and Distributors (and, as required, Reseller's and Distributors' subcontractors) an exclusive, nontransferable license, without the right to sublicense, to use the Software solely for the purposes of (i) assisting Customers in installing Software, (ii) demonstrating Equipment and Software to potential Customers and (iii) supporting and maintaining Equipment and Software for Customers. Such license is also subject to the terms and conditions of AUSPEX's end user license agreement which accompanies such Software.

               3.2.3 Reseller agrees to provide Software and Software licenses only to Distributors which have agreed in writing to the terms of this Section 3.2.

4. Pricing.

        4.1 Prices for Equipment and Software licenses are as set out in Exhibit
        C. Prices for Support are set out in Exhibit D. Prices for Training are set out in Exhibit E. Prices for Equipment, Software licenses, Support or Training may be changed by AUSPEX upon prior written notice to Reseller. Where the change is a decrease in the price of Equipment, Software licenses or Support, any decrease will be effective immediately upon the date of notice and will apply to all unshipped orders. Where the change is an increase in the price of Equipment, Software licenses, Support or Training, any increase will apply to all orders placed thirty
        (30) days of more from the date of notice.

5. Purchase Orders.

        5.1 Reseller will purchase Equipment by issuing purchase orders to AUSPEX. Such purchase orders shall be in writing and identify quantity, model, features, prices and the location and requested date for delivery of Equipment. Reseller may transmit purchase orders by facsimile, e-mail or regular post. Reseller will issue each purchase order at least ten
        (10) business days prior to the requested delivery date, but AUSPEX will use its best efforts to meet shorter requested delivery dates.

        5.2 AUSPEX will notify Reseller of its acceptance or rejection of a purchase order within two (2) business days after receipt of such purchase order. Failure of AUSPEX to notify Reseller within two (2) business days will be deemed acceptance of a purchase order. If AUSPEX rejects a purchase order, AUSPEX will inform Reseller in writing of the reason for such rejection.

        5.3 Once accepted by AUSPEX, if reseller cancels a purchase order, or any part thereof, within five (5) business days prior to the scheduled delivery date, Reseller agrees to pay to AUSPEX as a cancellation charge at AUSPEX's option, ten percent (10%) of the accepted price of the canceled Equipment, such charge having been agreed upon not as a penalty but as a result of the difficulty of computing actual damages.

        5.4 Reseller may reschedule or otherwise modify a purchase order, without penalty, by giving AUSPEX prior written notice at least seven
        (7) business days prior to the scheduled delivery date.

        5.5 If AUSPEX is unable, despite its best efforts, to meet a requested delivery date, AUSPEX will promptly notify Reseller and inform Reseller when delivery will be made.

        5.6 Reseller agrees to provide a non-binding sales forecast at the beginning of each calendar quarter (the end of March, June, August & December) to assist in meeting demand.

        5.7 Within three (3) business days after AUSPEX's receipt from Reseller of the first purchase order for an item of Equipment or Software, AUSPEX shall provide the following information, as applicable, to Hitachi Data Systems Corporation for such Equipment or Software:

               5.7.1 Name

               5.7.2 Model number

               5.7.3 Part number

               5.7.4 Brief description

               5.7.5 Schedule B/harmonized tariff number

               5.7.6 Country of origin or manufacture

               5.7.8 Any information required by the U.S. Federal Communications Commission for importation into the U.S.

               5.7.9 Any information required by the U.S. Food and Drug Administration for importation into the U.S. (typically required for products containing lasers)

        AUSPEX shall submit this information to:

               Global Trade Compliance Department
               Hitachi Data Systems Corporation
               750 Central Expressway, MS 32-46
               Santa Clara, CA 95050
               U.S.A.

               Telephone:    (408) 970-5953
               Fax:          (408) 496-6315


6. Terms and Conditions of Sale. The terms and conditions governing the sale of Equipment and Software licenses hereunder shall be as defined in this Agreement. All preprinted terms contained in purchase orders, order acknowledgements or invoices issued pursuant to such sale are considered null and void, unless otherwise mutually agreed by the parties in writing.

7. Delivery and Inspection.

        7.1 Unless AUSPEX is notified that a specific carrier or agent is selected by Reseller, AUSPEX will ship freight "prepay and bill or charge back" by the most appropriate method. Documentation for any freight charges shall be made available to Reseller upon request. Delivery shall be per FCA, Auspex Dock (Incoterms 2000). Title, except to Software, and risk of loss shall pass to Reseller upon delivery of the Equipment by AUSPEX to the carrier, and Reseller shall be responsible for insuring Equipment from that point.

        7.2 Each item of Equipment will be deemed delivered at the time when the shipping and receiving document and itemized packing slip are signed off by an authorized agent at the receiving destination as indicated on the purchase order to AUSPEX. Orders shall be deemed accepted if, within fifteen (15) business days following receipt of an order, Reseller has failed to inform AUSPEX in writing, including via e-mail, of any defect.

        7.3 All prices set forth in Exhibit C include charges for standard commercial packaging.

8. Payment.

        8.1 AUSPEX may invoice Reseller for Equipment and related Software upon delivery of Equipment. AUSPEX may invoice Reseller for Support as set out in Exhibit D and for Training as set out in Exhibit E.

        8.2 Payment in full for Equipment, Software, Support or Training is due from Reseller forty-five (45) days from the date of Reseller's receipt of the invoice. From the date payment is due hereunder, AUSPEX may charge Reseller for all undisputed amounts unpaid interest at the rate of one and one-half percent (1.5%) per month (or such lesser rate as is the maximum permissible under applicable law).

9. Taxes. The prices set forth in Exhibits C, D do not include any applicable taxes, export duties, and/or similar license fees. Unless prohibited by law, Reseller shall pay to AUSPEX any tax, export duty or similar license fee assessed against or payable by AUSPEX on account of any aspect of AUSPEX's performance hereunder, except taxes based on AUSPEX's net income. If Reseller claims exemption from any such tax, Reseller may provide a tax exemption to AUSPEX to justify such exemption.

10. Termination, Effect of Termination and Survival.

        10.1 Either party may terminate this Agreement, or any or all purchase orders without cancellation fee, at any time upon written notice if the other party:

               10.1.1 becomes insolvent;

               10.1.2 makes an arrangement with its creditors generally;

               10.1.3 becomes (or its properties become) the subject of any insolvency, bankruptcy or similar proceeding which is not dismissed within sixty (60) days;

               10.1.4 goes into liquidation;

               10.1.5 ceases to function as a going concern; or

               10.1.6 fails to cure a material breach of this Agreement within fifteen (15) days after receipt of a notice describing such breach.

        10.2 Until thirty (30) days after termination of this Agreement pursuant to Section 2 or Section 11.1 above, Reseller may place purchase orders for Equipment.

        10.3 In the event that Reseller terminates this Agreement pursuant to
        Section 10.1 above, Reseller may, at Reseller's option, either (a) extend the term of the provisions of this Agreement related to Support for up to five (5) years after such termination or (b) require that AUSPEX transfer to a third party agreeable to Reseller the rights and technology necessary for such third party to provide Support to Reseller for up to five (5) years after such termination.

        10.4 In the event that AUSPEX terminates this Agreement for any reason, or Reseller terminates this Agreement pursuant to Section 2 above, the provisions of this Agreement related to Support, including but not limited to Exhibit D, will survive for five (5) years after expiration or termination of this Agreement.

        10.5 Other provisions of this Agreement which, by their nature, would survive expiration or termination of this Agreement will so survive.

11. Warranties.

        11.1 Commencing on the earlier of the date of Equipment installation or thirty (30) days after Reseller's receipt of the Equipment, AUSPEX warrants to Reseller that for a period of one (1) year the Equipment shall be free from defects in materials and workmanship and when (i) operated in a suitable environment as specified in the appropriate product description and (ii) properly maintained and operated, will perform in accordance with AUSPEX's applicable published specifications. If an item of Equipment is found not to meet this standard during the warranty period, it will be repaired or, at the option of AUSPEX, replaced. AUSPEX's warranty with respect to repaired or replaced Equipment or components thereof shall extend for the greater of (a) ninety (90) days after installation or (b) the unexpired portion of the warranty period for such Equipment.

        11.2 AUSPEX warrants to Reseller and to Customers that the Software media shall be free from defects in materials and workmanship and the Software shall substantially conform to its published specifications as they exist at the date of Software delivery for the applicable warranty period, which is ninety (90) days from date of Software delivery to Customer. AUSPEX's sole obligation for breach of this warranty shall be to use its best efforts to correct such defects and conformance failures, and supply Reseller or Customer with a corrected version of such Software as soon as practical after AUSPEX is informed of such defects or conformance failures. AUSPEX does not warrant that operation of any of the Software shall be uninterrupted or error-free. AUSPEX's warranty obligations shall be void if the licensed Software is modified without written consent of AUSPEX.

        11.3 AUSPEX warrants to Reseller that Support will be provided according to the highest standards of the industry. AUSPEX's obligation for breach of this warranty will be to re-perform the Support that failed to comply with this warranty. In the event that re-performance fails to comply with this warranty, AUSPEX will promptly subcontract performance of Support to a subcontractor whose performance complies with the warranty; however, AUSPEX will remain liable for Support that complies with this warranty until such Support is provided.

12. Exclusion of Warranties and Limitation of Remedies.

        12.1 THE WARRANTIES AND REMEDIES SET FORTH ABOVE CONSTITUTE THE ONLY WARRANTIES OF AUSPEX AND RESELLER'S ONLY REMEDIES IN THE EVENT SUCH WARRANTIES ARE BREACHED. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        THE FOLLOWING STATEMENT APPLIES WHERE LOCAL LAW REQUIRES:
        FOR AVOIDANCE OF DOUBT, RESELLER EXPRESSLY AGREES THIS IS NOT A CONSUMER CONTRACT FOR SALE OR HIRE PURCHASE AND THAT THE ABOVE EXCLUSIONS ARE REASONABLE.

        12.2 EXCEPT FOR LIABILITIES ARISING UNDER SECTION 11, WARRANTIES, OR
        SECTION 16, INFRINGEMENT INDEMNIFICATION, NEITHER PARTY'S LIABILITY TO THE OTHER ARISING OUT OF THIS AGREEMENT WILL EXCEED THE TOTAL SUM RECEIVED BY AUSPEX FOR EQUIPMENT AND SOFTWARE LICENSES PROVIDED UNDER THIS AGREEMENT.

        12.3 EXCEPT FOR LIABILITIES ARISING UNDER SECTION 12, WARRANTIES, OR
        SECTION 16, INTELLECTUAL PROPERTY INFRINGEMENT INDEMNIFICATION, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, PUNITIVE , CONSEQUENTIAL OR INCIDENTAL DAMAGES, UNDER ANY CAUSE OF ACTION AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

        12.4 NOTWITHSTANDING THE FOREGOING SECTIONS 12.2 AND 12.3, CLAIMS BY EITHER PARTY FOR CONTRIBUTION FROM THE OTHER PARTY FOR THIRD-PARTY BODILY INJURY, INCLUDING DEATH, AND DAMAGE TO REAL OR PERSONAL TANGIBLE PROPERTY ARE NOT WAIVED, RELEASED OR DISCLAIMED.

13. Force Majeure. Neither party shall be responsible for its failure to perform or be liable for any damages or penalty for delay due to causes beyond its reasonable control, such as acts of God, fire, theft, war, riot, embargoes, acts of civil or military authorities, including delays due to recognized industrial shortages. If delivery of Equipment is delayed by such interference, the schedule shall be extended on a day-for-day basis up to thirty (30) days, after which Reseller shall have the right to cancel any purchase order that was so affected without obligation.

14. Support and Training. AUSPEX will provide Support pursuant to Exhibit D. AUSPEX will provide Training pursuant to Exhibit E.

15. Confidential Information.

        15.1 During the term of this Agreement, a party ("Recipient") may receive information from the other party ("Disclosing Party") which the Disclosing Party considers to be confidential. Confidential information shall (i) if furnished in written, other tangible, or electronic form, be clearly marked as confidential at the time of the disclosure or (ii) if furnished orally or visually and stated to be confidential at the time of disclosure, be designated as confidential in a writing submitted by the Disclosing Party to the Recipient within thirty (3) days after such oral or visual disclosure ("Confidential Information").

        15.2 Confidential Information may be used by the Recipient only with respect to performance of its obligations under this Agreement, and only by (i) those employees of Recipient who have the need to know such Confidential Information for purposes related to this Agreement and (ii) employees of Distributors who have the need to know such Confidential Information for purposes related to this Agreement provided such Distributors have entered into written agreements with Reseller that contain provisions at least as protective of AUSPEX's Confidential Information as those set forth herein. The Recipient shall protect the Confidential Information of the Disclosing Party by using the same degree of care (but not less than a reasonable degreed of care) to prevent the unauthorized use, dissemination or publication of such Confidential Information, as the Recipient uses to protect its own Confidential Information of like nature.

        15.3 This Agreement shall impose no obligation upon the Recipient with respect to any Confidential Information of the Disclosing Party which
        (i) is now or which subsequently becomes generally known or available;
        (ii) is known to the Recipient at the time of receipt of same from the Disclosing Party; (iii) is provided by the Disclosing Party to a third party without restriction on disclosure; (iv) is subsequently rightfully provided to the Recipient by a third party without restriction on disclosure; or (v) is independently developed by the Recipient provided the person or persons developing same have not had access to the Confidential Information of the Disclosing Party.

        15.4 Recipient agrees that monetary damages alone would be insufficient to correct a breach of this Section 15, and that upon a breach or threatened breach of this Section 15, the Disclosing Party shall be entitled to seek injunctive relief (in addition to any other legal or equitable remedies to which it is entitled.)

        15.5 Each party designates the person identified below as its Document Manager for the receipt and dispatch on its behalf, of all Confidential Information disclosed pursuant to this Agreement:

               FOR RESELLER:                FOR AUSPEX:

               Tom Zack                     Thomas S. Garofalo
               Tom.Zack@hds.com             Garofalo@auspex.com
               +852 2525 2385               +65-6732-9770

        Each party may change its Document Manager upon written notice to the other party.

        15.6 All written data delivered by the Disclosing Party to Recipient pursuant to this Agreement shall be and remain the property of the Disclosing Party, and all such written data, and any copies thereof, shall be promptly returned to the Disclosing Party upon written request, or destroyed at the Disclosing Party's option.

16. Infringement Indemnification.

        16.1 AUSPEX will defend, at its own expense, any action brought against Reseller, Distributors and Customers to the extent that the action is based on a claim that an item of Equipment or Software infringes a patent, copyright, trade secret, trademark, or any intellectual property right of any third party (an "Infringement Claim"). AUSPEX will also pay any costs and damages awarded against Reseller, Distributors and Customers in a final judgment which are attributable to an Infringement Claim, or any settlement amount payable by Reseller, Distributors or Customers in a final judgment which are attributable to an Infringement Claim, or any settlement amount payable by Reseller, Distributors and Customers as a result of AUSPEX's settlement of an Infringement Claim.

        16.2 The obligations of AUSPEX in this Section 16 are subject to the conditions that (i) AUSPEX is notified promptly of any Infringement Claim; (ii) AUSPEX has sole control of the defense and settlement or compromise of any Infringement Claim; and (iii) Reseller reasonably cooperates, at AUSPEX's expense, in the defense of any Infringement Claim.

        16.3 Notwithstanding the foregoing, AUSPEX shall have no responsibility for Infringement Claims to the extent arising form (i) modifications of Equipment or Software made by Reseller or any third party if such claim would not have arisen but for such modifications, (ii) combination or use of Equipment or Software with equipment, devices or software not supplied by AUSPEX if such claims would not have arisen but for such combination or use, or (iii) any use of Equipment or Software not conforming to the AUSPEX specifications for use if such claim would not have arisen but for such use.

        16.4 Should any Equipment or Software become (or in AUSPEX's reasonable opinion be likely to become) the subject of any Infringement Claim, AUSPEX shall at its option and expense: (i) procure for Reseller, Distributors and Customers the right to continue using the relevant Equipment or Software; (ii) replace or modify the relevant AUSPEX Equipment or Software so that it become non-infringing provided that any replacement or modified Equipment or Software meets substantially the same specifications as the original and is reasonably acceptable to Reseller, Distributors and Customers; or (iii) if neither (i) or (ii) is reasonably possible, grant Reseller, Distributors and Customers a credit for the Equipment or Software as depreciated and accept its return. Depreciation will be computed on a five-year declining balance depreciation schedule commencing on the date of delivery and with no residual value.

        16.5 This Section 16 states AUSPEX's entire liability and Reseller's, Distributors' and Customers' sole and exclusive remedy for intellectual property rights claims relating to or arising out of Equipment or Software provided under this Agreement.

17. Ownership. Title to all copyrights, patents, trademarks, trade names and trade secrets contained in the Equipment, Software and Confidential Information provided under this Agreement will at all times remain with AUSPEX or its suppliers, as applicable. Reseller and Distributors are expressly prohibited from reverse engineering, reverse assembling and/or decompiling the Equipment, Software or Confidential Information for any purpose whatsoever. However, Reseller and Distributors may independently develop equipment and/or software which competes with or provides the same functions as the Equipment or Software provided that Reseller and Distributors do not violate or breach this Agreement in such development.

18. Export. Reseller agrees to fully comply with all United States laws and regulations governing the export of Equipment and Software, including the United States Export Control Regulations, assuring AUSPEX that, unless prior authorization is obtained from the United States Office of Export Administration, Reseller does not intend to and shall not knowingly export or re-export, directly or indirectly, any Equipment or Software in violation of current Export Administration Regulations published by the United States Department of Commerce.

19. Notices. Any notices issued under this Agreement shall be sent by overnight mail or other postal system that provides proof of delivery, and shall be effective when received as established by such proof of delivery. Such notices shall be sent to:

        For AUSPEX:   AUSPEX SYSTEMS, Inc.
                      2800 Scott Boulevard
                      Santa Clara, CA  95050-2516
                      Telephone:  (408) 566-2000

                      Facsimile:  (408) 566-2020
                      Attention:  Chief Financial Officer

        For Reseller:

                      Hitachi Data Systems Limited
                      Suite 3301-6, Shell Tower
                      Times Square, 1 Matheson Street
                      Causeway Bay
                      Hong Kong
                      Attention:  Tom Zack

        With a copy to:

                      Hitachi Data Systems Corporation
                      750 Central Expressway
                      Santa Clara, CA  95050
                      Attention:  General Counsel, MS 32-02

20. General.

        20.1 This Agreement shall be governed by the laws of California, except for its choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

        20.2 Neither party shall assign this Agreement or any rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempt to assign this Agreement or any rights or obligations under this Agreement in violation of this
        Section 20.2 shall be void. Notwithstanding the above, either party may assign this Agreement to a surviving entity in connection with a merger, consolidation or sale of substantially all of the assets of the party.

        20.3 The terms of this Agreement, including the exhibits hereto which are incorporated herein, constitute the final, complete and exclusive terms between the parties hereto on the subject matter hereof. This Agreement may be amended or modified only in writing signed by authorized representatives of both parties.

        20.4 Neither party's failure to exercise any of its rights hereunder shall constitute or be deemed to be a waiver or forfeiture of any such rights or right to enforce that may thereafter occur.

        20.5 If any provision of this Agreement is held illegal, unenforceable or in conflict with any law having jurisdiction over this Agreement, the validity of the remaining portions or provisions hereof shall not be affected thereby.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives effective the Effective
        Date:

        AUSPEX SYSTEMS, Inc.                   Hitachi Data Systems Limited

        By:                                    By:
           ------------------------------         ------------------------------

        Name:                                  Name:
             ----------------------------           ----------------------------

        Title:                                 Title:
              ---------------------------            ---------------------------

                                    EXHIBIT A

                         RESELLER'S AFFILIATED COMPANIES

Hitachi Data Systems Australia Pty. Ltd.
1st Floor, 11-17 Khartoum Road
Sydney, NSW 2113
Australia

Hitachi Data Systems Pte. Ltd.
200 Cantonment Road
#14-04 Southpoint
Singapore, 089763
Singapore

Hitachi Data Systems Limited
3909 Lippo Tower, Lippo Centre
89 Queensway
Hong Kong, Hong Kong

EXHIBIT B

                                    TERRITORY

TERRITORY SHALL BE:

Asia Pacific region (excluding Japan), a subset of the HDS APIA region which consists of the following countries.

    -   Singapore

    -   Indonesia

    -   Thailand

    -   Malaysia

    -   India

    -   Hong Kong

    -   China PRC

    -   Taiwan

    -   Korea

    -   Philippines

    -   Australia

    -   New Zealand

                                    EXHIBIT C

                             EQUIPMENT AND SOFTWARE

CURRENT EQUIPMENT

                                                                              LIST PRICE
   PART NUMBER                           DESCRIPTION                              US$
   -----------                           -----------                          ----------
      991008        NSc3000 Storage Controller                                    20,000
      991010        NFS ServerGuard Package - Up to 3TB (Inc: 2 NSc3000; 2
                    NetOS packages; ServerGuard)                                  95,900
      991310        NFS ServerGuard Package - Up to 6TB (Inc: 2 NSc3000; 2
                    NetOS packages; ServerGuard)                                 127,900
      991610        NFS ServerGuard Package - Greater than 6TB (Inc: 2
                    NSc3000; 2 NetOS packages; ServerGuard)                      143,900
      991011        Bilingual ServerGuard Package - Up to 3TB (Inc: 2
                    NSc3000; 2 NetOS packages; ServerGuard)                       99,900
      991311        Bilingual ServerGuard Package - Up to 6TB (Inc: 2
                    NSc3000; 2 NetOS packages; ServerGuard)                      133,900
      991611        Bilingual ServerGuard Package - Greater than 6TB
                    (Inc: 2 NSc3000; 2 NetOS packages; ServerGuard)              150,900

     99-Quad        Included - Quad Ethernet                                  Included
    99-Gigabit      Included - Gigabit Ethernet                               Included

      450537        USA  Power Cord, Rack Mount                                       30
      450334        System Power Cord, 2.5M (Western Europe...)                       30
      450336        System Power Cord, 2.5M (Australia, China...)                     30
      450337        System Power Cord, 2.4M (Japan)                                   30
      450338        System Power Cord, 2.5M (India)                                   30
      450339        System Power Cord, 2.5M (UK, Hong Kong, Singapore...)             30
      450342        System Power Cord, 2.5M (Denmark)                                 30
      450343        System Power Cord, 2.5M (Israel)                                  30
      450344        System Power Cord, 2.5M (Italy, Chile)                            30
      450345        System Power Cord, 2.5M (Switzerland)                             30

      500815        System Monitor, Keyboard, Mouse kit                              850
      450334        Monitor Power Cord, 2.5M (Western Europe...)                      30
      450336        Monitor Power Cord, 2.5M (Australia, China...)                    30
      450337        Monitor Power Cord, 2.4M (Japan)                                  30
      450338        Monitor Power Cord, 2.5M (India)                                  30
      450339        Monitor Power Cord, 2.5M (UK, Hong Kong, Singapore)               30
      450342        Monitor Power Cord, 2.5M (Denmark)                                30
      450343        Monitor Power Cord, 2.5M (Israel)                                 30
      450344        Monitor Power Cord, 2.5M (Italy, Chile)                           30
      450345        Monitor Power Cord, 2.5M (Switzerland)                            30

993009              Fibre Channel Cable Kit                                   Varies
      450479        LC/SC Fibre Cable, 1Meter                                        150
      450494        LC/SC Fibre Cable, 1.5Meter                                      150
      450480        LC/SC Fibre Cable, 2Meter                                        150
      450481        LC/SC Fibre Cable, 3Meter                                        150
      450482        LC/SC Fibre Cable, 5Meter                                        150

      450543        LC/SC Fibre Cable, 10Meter                                       200
      450544        LC/SC Fibre Cable, 100Meter                                      570
      450545        LC/SC Fibre Cable, 250Meter                                    1,250
      450546        LC/SC Fibre Cable, 500Meter                                    2,000

      450483        LC/LC Fibre Cable, 1Meter                                        150
      450495        LC/LC Fibre Cable, 1.5Meter                                      150
      450484        LC/LC Fibre Cable, 2Meter                                        150
      450485        LC/LC Fibre Cable, 3Meter                                        150
      450486        LC/LC Fibre Cable, 5Meter                                        150
      450547        LC/LC Fibre Cable, 10Meter                                       200
      450548        LC/LC Fibre Cable, 100Meter                                      570
      450549        LC/LC Fibre Cable, 250Meter                                    1,250
      450542        LC/LC Fibre Cable, 500Meter                                    2,000

99SWPKG-FC          NSc3000 FC Software Package Bundle                        Varies
NFS ONLY
      997020        NetOS 5.1 for NFS - up to 3TB                                 27,600
      997320        NetOS 5.1 for NFS - up to 6TB                                 41,400
      997620        NetOS 5.1 for NFS - Greater than 6TB                          48,300
NFS/CIFS
      997021        NetOS 5.1 for Bilingual - up to 3TB                           30,000
      997321        NetOS 5.1 for Bilingual - up to 6TB                           45,000
      997621        NetOS 5.1 for Bilingual - Greater than 6TB                    52,500

99SWPKG-FC          NSc3000 FC Software Package Bundle Options                Varies
0-3TB
      998031        TurboCopy - up to 3TB                                          7,500
      998032        Hitachi Storage Integration Option (Midrange) -
                    up to 3TB                                                     14,250
      998033        Hitachi Storage Integration Option (Enterprise) -
                    up to 3TB                                                     25,650
      998034        Hitachi Multi-Pathing Failover - up to 3TB                     5,000
      998036        EtherBand - up to 3TB                                          3,500
3-6TB
      998331        TurboCopy - up to 6TB                                         11,250
      998332        Hitachi Storage Integration Option (Midrange) -
                    up to 6TB                                                     21,375
      998333        Hitachi Storage Integration Option (Enterprise) -
                    up to 6TB                                                     38,475
      998334        Hitachi Multi-Pathing Failover - up to 6TB                     7,500
      998336        EtherBand - up to 6TB                                          5,250
GREATER THAN
6TB
      998631        TurboCopy - Greater than 6TB                                 13,125
      998632        Hitachi Storage Integration Option (Midrange) - greater
                    than 6TB                                                      24,950
      998633        Hitachi Storage Integration Option (Enterprise)- greater
                    than 6TB                                                      44,900
      998634        Hitachi Multi-Pathing Failover - Greater than 6TB              8,750
      998636        EtherBand - Greater than 6TB                                   6,125

UPGRADES

      998035        ServerGuardV (per pair) - up to 3TB (upgrade for
                    NSc3000)                                                      25,750
      998335        ServerGuardV (per pair) - up to 6TB (upgrade for
                    NSc3000)                                                      38,625
      998635        ServerGuardV (per pair) - Greater than 6TB (upgrade
                    for NSc3000)                                                  45,065

      998030        CIFS - up to 3TB (upgrade NFS to Bilingual)                    3,000
      998330        CIFS - up to 6TB (upgrade NFS to Bilingual)                    4,500
      998630        CIFS - Greater than 6TB (upgrade NFS to Bilingual)             5,250

CAPACITY
UPGRADE             From:   UP TO 3TB   To:      UP TO  6TB
      996310        NFS ServerGuard Package (SW for: 2 NSc3000; 2
                    NetOS; ServerGuard) upgrade to 6TB                            41,905
      996311        Bilingual ServerGuard Package (SW for: 2 NSc3000;
                    2 NetOS; ServerGuard) upgrade to 6TB                          44,525

      996320        NetOS NFS, NetGuard, NDMP upgrade to 6TB                      17,250
      996321        NetOS Bilingual, NetGuard, NDMP upgrade to 6TB                18,750
                                                                                       0
      996330        CIFS upgrade to 6TB                                            1,875
      996331        Turbo Copy upgrade to 6TB                                      4,690
      996332        Hitachi Storage Integration Option (Midrange)
                    upgrade to 6TB                                                 8,900
      996333        Hitachi Storage Integration Option (Enterprise)
                    upgrade to 6TB                                                16,030
      996334        Hitachi Multi-Pathing Failover upgrade to 6TB                  3,125
      996335        ServerGuard V (per pair) upgrade to 6TB                       16,095
      996336        Etherband upgrade to 6TB                                       2,190

CAPACITY
UPGRADE             From:  UP TO 6TB    To:     GREATER THAN   6TB
      996610        NFS ServerGuard Package (SW for:  2 NSc3000; 2
                    NetOS; ServerGuard) upgrade Greater than 6TB                  20,950
      996611        Bilingual ServerGuard Package (SW for: 2 NSc3000;
                    2 NetOS; ServerGuard) upgrade Greater than 6TB                22,260

      996620        NetOS NFS, NetGuard, NDMP upgrade Greater than 6TB             8,625
      996621        NetOS Bilingual, NetGuard, NDMP upgrade Greater
                    than 6TB                                                       9,375

      996630        CIFS upgrade Greater than 6TB                                    940
      996631        Turbo Copy upgrade Greater than 6TB                            2,345
      996632        Hitachi Storage Integration Option (Midrange)
                    upgrade Greater than 6TB                                       4,470
      996633        Hitachi Storage Integration Option (Enterprise)
                    upgrade Greater than 6TB                                       8,030
      996634        Hitachi Multi-Pathing Failover upgrade Greater than 6TB        1,560
      996635        ServerGuard V (per pair) upgrade Greater than 6TB              8,045
      996636        Etherband upgrade Greater than 6TB                             1,095

DISCOUNTS FROM THEN CURRENT APPLICABLE PRODUCT LIST PRICES:

Discounts are applied to List Prices. Trade-in credits, if authorized, are applied after discount.

                                  CATEGORY B
                 CATEGORY A      LOOSE OPTIONS     CATEGORY C
                   SYSTEMS        (UPGRADES)*       SOFTWARE
                 ----------      -------------     ----------
                     52%              52%             52%

* "Loose Options (Upgrades)" means a feature that is ordered to be added to an previously installed unit of Equipment.

EXHIBIT D

                                     SUPPORT

1. Definitions.

        1.1 "First Level Maintenance" means technical screening and telephone call management for Products requiring repair or maintenance. First Level Maintenance consists of (i) an effort to remedy or isolate, and document Problems and (ii) providing AUSPEX with relevant information regarding the nature of the Problem and exact location of the Equipment concerned.

        1.2 "Fix" means a modification or addition to the Product that establishes or restores substantial conformity with the applicable Specifications.

        1.3 "Patches and Bug Fixes" means any minor change made by AUSPEX to the Software, including changes made for purposes of maintaining operating system and database compatibility, error correction and Workarounds.

        1.4 "Problem" means an instance where a Product does not substantially conform to the applicable Specifications.

        1.5 "Product" means the Equipment and/or Software, as the context indicates.

        1.6 "Release" means the addition by AUSPEX of a previously not included function or feature to the Software.

        1.7 "Second Level Maintenance" means assigning a trained customer service engineer (CSE) who shall, as necessary, perform remote diagnostics to isolate the Problem, attempt to remedy the Problem remotely and visit the Customer site in an attempt to remedy the Problem by repairing or replacing any defective components of Product.

        1.8 "Severity Level 1" means a Problem has occurred which makes the continued use of one or more functions impossible and prevents Customer from continued production, or severely risks production operations or causes losses of data or data availability.

        1.9 "Severity Level 2" means a Problem causes a severe loss of service. No Workaround is available; however, operation can continue in a restricted fashion.

        1.10 "Severity Level 3" means a Problem is not critical in that no loss of data occurs and that can be circumvented or avoided on a temporary basis.

        1.11 "Severity Level 4" means a minor condition or documentation error that can be easily circumvented.

        1.12 "Specifications" means the technical and functional requirements for Products as set forth in Equipment and Software fact sheets and technical publications, as amended by AUSPEX from time to time.

        1.13 "Support" means the Product support and maintenance obligations of AUSPEX under the Agreement, including this Exhibit D.

        1.14 "Third Level Maintenance" means that AUSPEX will provide backup engineering and technical support to isolate the problem case and resolve the Problem, including technical support and assistance in diagnosing and resolving Problems on a 24/7 basis, 365 days per year. AUSPEX will be responsible for resolution of the Problem, with the continued involvement of Reseller, and will utilize best efforts to resolve such Problem.

        1.15 "Version" means the addition by AUSPEX of a function or feature of the Software or any change made by AUSPEX to the Software which improves its performance, including all Patches and Bug Fixes made to the Software since the last previous Version.

        1.16 "Workaround" means a temporary resolution to a Customer's Problem. This type of resolution typically does not involve additional programming or code modification.

2. Installation. At Reseller's request, AUSPEX will install Products at Customer sites for the following amounts, which are inclusive of labor, travel, accommodation and expenses:

        2.1 US$3,750 for one NSc3000 at a Customer site, provided that the NSc3000 installation site and accommodation are located within 25 km of an airport to which regularly scheduled flights are available from San Francisco International Airport. Requests for such installation must be submitted at least 14 days prior to the requested installation date, and reasonably sooner if flights to the applicable airport are not daily from San Francisco International Airport, or are regularly fully booked. In the event that the NSc3000 installation site or accommodation are located more than 25 km from an airport to which regularly scheduled flights are available from San Francisco International Airport or Reseller requests installation fewer than 14 days from the requested installation date, AUSPEX may add reasonable charges based on additional direct costs to AUSPEX; however, such reasonable additional charges will not apply to the transaction unless they are accepted in writing by Reseller prior to installation.

        2.2 In the event that Reseller requests AUSPEX to install more than one NSc3000 at a Customer site during a single installation, AUSPEX will charge Reseller US$1,250 for each additional NSc3000.

3. Maintenance. Upon the sale of a Product to a Customer, Reseller or a Distributor may enter into a support agreement with the Customer for maintenance of the Product. In the event that a Distributor has the support agreement with the Customer, Reseller and Distributor may determine between themselves which entity will provide First Level Maintenance and which entity will provide Second Level Maintenance for the applicable Product. To the extent that Reseller or a Distributor wishes for AUSPEX to provide Third Level Maintenance on a Product, Reseller will order and pay for such Third Level Maintenance as set forth below. Further, only Reseller will contact AUSPEX for Third Level Maintenance, and AUSPEX is obligated to provide Third Level Maintenance only to Reseller; Reseller shall be responsible for providing Third Level Maintenance Problem resolutions to Distributors and Customers. In order to assist Reseller and Distributors in planning and providing First Level Maintenance and Second Level Maintenance, AUSPEX will provide Reseller in a timely manner with mean-time-between-failure (MTBF) and all other relevant maintenance information collected by or available to AUSPEX. Reseller will be responsible for maintaining spares inventory and will have spare parts dispatch responsibility.

4. Third Level Maintenance.

        4.1 If, after reasonable efforts have been made through First Level Maintenance and Second Level Maintenance, a Product is still not functioning in accordance with its Specifications, Reseller will call AUSPEX for Third Level Maintenance. For avoidance of doubt, AUSPEX is obliged to provide Third Level Maintenance only for Products for which Third Level Maintenance was ordered by Reseller pursuant to Section 3 above.

        4.2 To request Third Level Maintenance, Reseller will contact the AUSPEX help desk by telephone or Internet e-mail. To the extent that Reseller contacts AUSPEX via Internet e-mail, AUSPEX will use all reasonable efforts to meet the response times set forth in Section 4.4 below, but AUSPEX cannot guarantee that it will meet such response times.

        4.3 When initiating a request for Third Level Maintenance, Reseller will provide the following information to AUSPEX:

               4.3.1 Caller's name

               4.3.2 Caller's phone number

               4.3.3 Caller's e-mail address

               4.3.4 Caller's location

               4.3.5 Customer's current Product revision or Product type

               4.3.6 Customer's current installed firmware and software revision levels

               4.3.7 Call reference identification number

               4.3.8 Problem description

               4.3.9 Problem severity

               4.3.10 System Serial Number

        Reseller will also provide any hard copy documentation that exists regarding the Problem, including the First Level Maintenance and Second Level Maintenance records, if available. AUSPEX will provide its Problem identification number to Reseller.

        4.4 Upon Reseller's request, the AUSPEX help desk will assign support in accordance with the severity level assigned by Reseller:

               4.4.1 AUSPEX will respond to Severity 1 Problems by telephone within one (1) hour of receiving notification of the Problem. AUSPEX will initiate an immediate effort to replicate and verify the reported Problem upon notification, and will provide continuous engineering and technical effort to arrive at a Fix or Workaround. AUSPEX shall use its best efforts to resolve the Severity 1 Problem within four (4) hours of receiving notification of the Problem.

               4.4.2 AUSPEX will respond to a Severity 2 Problem by telephone within one (1) hour of receiving notification of the Problem. AUSPEX will initiate an immediate effort to replicate and verify the reported Problem upon notification of the Problem, and will provide a Fix or Workaround. AUSPEX shall use its best efforts to resolve the Severity 2 Problem within twelve (12) hours of notification of the Problem.

               4.4.3 AUSPEX will respond to a Severity 3 Problem by telephone within twenty-four (24) hours of receiving notification of a Problem. AUSPEX will begin work on Problem identification and verification within two (2) business days of notification of the Problem. AUSPEX shall use its best efforts to resolve the Severity 3 Problem by providing Reseller with a Fix or a Workaround within seven (7) days of notification of the Problem.

               4.4.4 AUSPEX will respond to a Severity 4 Problem by telephone within five (5) business days of receiving notification of a Problem. AUSPEX shall use its best efforts to resolve a Severity 4 Problem within ninety (90) days of notification of the Severity 4 Problem.

        4.5 When both parties agree that the Problem has been resolved, the Third Level Maintenance case is closed.

        4.6 AUSPEX will maintain records of all Third Level Maintenance calls made by Reseller and track all related subsequent calls. These records will include pertinent information, including:

               4.6.1 Reseller call number

               4.6.2 Customer name

               4.6.3 Time and date of initial call

               4.6.4 Individuals participating in the call

               4.6.5 Times and dates of subsequent calls to Customer and/or Reseller

               4.6.6 Products involved

               4.6.7 Steps taken to diagnose and remedy the Problem

               4.6.8 System Serial Number

        4.7 AUSPEX will advise Reseller regarding the number and type of spare parts needed to maintain an adequate supply. Based on such information, MTBF and other relevant information from AUSPEX pursuant to Section 3 above, Reseller will purchase and stock an adequate supply of spare parts so that Problems can be remedied. Any spare part from Reseller's stock used to remedy Problems with Equipment that is under warranty will be replaced by AUSPEX at no additional charge. In the event that AUSPEX renders any spare part obsolete due to a design change, Reseller shall have the right, until the earlier of (i) ninety (90) days from written notification from AUSPEX to Reseller of the design change or (ii) one
        (1) year from Reseller's purchase of such spare part, to return such obsolete spare part and receive full credit therefor.

        4.8 Upon Reseller's request, AUSPEX will travel to a Customer site and deliver on-site services as a subcontractor of Reseller for the hourly AUSPEX Technical On-Site Service fees set forth in Section 7 below. Hourly charges are for each hour worked plus transportation time portal-to-portal. Reasonable, documented travel and living expenses will be reimbursed. Reasonable air travel means coach class or equivalent. Travel and living expenses will not be reimbursed if the Equipment serviced is located within fifty (50) kilometers of an AUSPEX service and support center.

        AUSPEX shall perform such subcontracted services in the name and on behalf of Reseller. On-site services from AUSPEX will only be provided in situations where the Product has already been escalated to Third Level Maintenance without a satisfactory resolution of the Problem. On-site services will only be provided at the written request of Reseller. Reseller will also reimburse the cost of reasonable, documented travel, accommodations and meal expenses incurred by the AUSPEX representative dispatched on-site. Reasonable travel is coach class or equivalent.

5.      General Responsibilities of AUSPEX.

        5.1 AUSPEX will provide product technical bulletins, in accordance with AUSPEX's normal operating procedures, to Reseller in both electronic and printed formats; Reseller may provide such product technical bulletins to Distributors. Any software or firmware updates required will be provided in electronic format for distribution to Distributors and Customers.

        5.2 For each unit of Equipment while it is under warranty or for which Reseller is paying AUSPEX support fees hereunder, AUSPEX will provide to Reseller all Patches and Bug Fixes to Software and related documentation updates, as well as new Releases and Versions of the Software, as they are made commercially available.


        5.3 AUSPEX will provide the necessary training, documentation and tools in order to allow Reseller, Distributors that have Product maintenance agreements with Customers and Reseller's and Distributors' subcontractors to utilize AUSPEX's diagnostic tools, including remote diagnostics, provided such items are used only to maintain items of Equipment and associated Software while such item of Equipment is under warranty or for which Reseller is paying AUSPEX support fees hereunder.

6. General Responsibilities of Reseller.

        6.1 Except for obligations undertaken by AUSPEX under this Agreement, Reseller will be responsible for all commitments made under its maintenance and support services agreements with Distributors and Customers.

        6.2 Reseller shall purchase spare parts according to the spare parts price list in Exhibit C in those cases in which Reseller is required to purchase spare parts.

        6.3 Reseller or Distributors shall cover all charges related to shipping spare parts and faulty units to and from Customer sites, unless such parts are covered under warranty, in which case AUSPEX shall cover charges related to shipping spare parts to the Customer sites. Reseller shall also cover all charges related to shipping spare parts from AUSPEX to Reseller or a designated representative of Reseller, unless such spare parts are covered under warranty, in which case AUSPEX shall cover charges related to shipping spare parts to Reseller or a designated representative of Reseller. Reseller shall also cover all charges related to shipping faulty Product units from Reseller or a designated representative of Reseller to AUSPEX.

7. Support Fees

For each unit of Equipment maintained by Reseller for a customer during the term of this Agreement, Reseller will pay Support fees as set forth in this Exhibit D, Section 7:

        7.1 Reseller will calculate the Support fees at the end of each calendar quarter by determining the number of units of Equipment that were maintained by Reseller during that quarter (i.e., in arrears) in each category line item under Auspex Reseller Advantage Support Program below (the "Quantity"); the Quantity for each line item is the total number of units of Equipment maintained for years one through three for that line item (i.e., all order numbers for that line item). The annual Support fee for each line item for each order number below (the "Item") will be divided by four (4) to determine a quarterly Support fee value for that Item ("Quarterly Fee"). The Support fee for each Item will be determined for each quarter by multiplying (a) the applicable Quantity discount from the table below by (b) the applicable Quarterly Fee by (c) the number of units of Equipment maintained by Reseller for the Item during the quarter. In the event that Reseller maintains a unit of Equipment for less than an entire quarter, the Support fee for that unit will be reduced proportionally.

                                                     DISCOUNT
                 TOTAL SYSTEM QUANTITY COVERED      FROM LIST
                UNDER AUSPEX RESELLER ADVANTAGE       PRICE
                -------------------------------     ---------
                              0-15                     25%

                             16-50                     28%

                             51-100                    35%

                            101-200                    40%

                            201-400                    45%

                             400+                      50%

        7.2 Within ten (10) business days after the start of a calendar quarter, Reseller shall submit to AUSPEX an statement of the calculations performed according to Section 7.1 above. Upon receipt of this statement, AUSPEX shall prepare an invoice for the Support fees and submit it to Reseller. In the event that AUSPEX disagrees with any aspect of Reseller's Support fee calculation, AUSPEX shall so notify Reseller prior to submission of its invoice, or Reseller's statement will be deemed correct.

AUSPEX RESELLER ADVANTAGE SUPPORT PROGRAM

Order number for level of service:                         022185
                                                      Year 1 Warranty      022186        022186
                                                          Upgrade        ARA Year 2    ARA Year 3
                                                      ---------------    ----------    ----------
Year 1 Warranty Upgrade Pricing -- up to 3 TB of
Storage

Base Hardware Node                                       No Charge         1,760         1,760
NetOS NFS, NetGuard, NDMP/Fabric Backup                    2,739           3,651         3,651
NetOS Bilingual, NetGuard, NDMP/Fabric Backup              2,977           3,969         3,969
ServerGuard V NFS Hardware Package                          7267            9689          9689
ServerGuard V Bilingual Hardware Package                    7666           10221         10221

Turbo Copy                                                  744             992           992
Etherband                                                   347             463           463
Hitachi Storage Integration Option (Midrange)              1,414           1,885         1,885
Hitachi Storage Integration Option (Enterprise)            2,545           3,393         3,393
San Multi-Pathing Failover                                  496             662           662
ServerGuard V  (Upgrade)                                   2,555           3,407         3,407
CIFS (Upgrade)                                              298             397           397

AUSPEX RESELLER ADVANTAGE SUPPORT PROGRAM

Order number for level of service:                         022185
                                                      Year 1 Warranty      022186        022186
                                                          Upgrade        ARA Year 2    ARA Year 3
                                                      ---------------    ----------    ----------
Year 1 Warranty Upgrade Pricing -- up to 6 TB of
Storage

Base Hardware Node                                       No Charge         1,760         1,760
NetOS NFS, NetGuard, NDMP/Fabric Backup                    4,108           5,477         5,477
NetOS Bilingual, NetGuard, NDMP/Fabric Backup              4,465           5,954         5,954
ServerGuard V NFS Hardware Package                         10901           14534         14534
ServerGuard V Bilingual Hardware Package                   11499           15332         15332

Turbo Copy                                                 1,116           1,488         1,488
Etherband                                                   521             695           695
Hitachi Storage Integration Option (Midrange)              2,121           2,828         2,828
Hitachi Storage Integration Option (Enterprise)            3,818           5,090         5,090
Hitachi Multi-Pathing Failover                              744             992           992
ServerGuard V  (Upgrade)                                   3,833           5,110         5,110
CIFS (Upgrade)                                              447             595           595

AUSPEX RESELLER ADVANTAGE SUPPORT PROGRAM

Order number for level of service:                         022185
                                                      Year 1 Warranty      022186        022186
                                                          Upgrade        ARA Year 2    ARA Year 3
                                                      ---------------    ----------    ----------
Year 1 Warranty Upgrade Pricing --  Greater than
6TB storage

Base Hardware Node                                       No Charge         1,760         1,760
NetOS NFS, NetGuard, NDMP/Fabric Backup                    4,793           6,390         6,390
NetOS Bilingual, NetGuard, NDMP/Fabric Backup              5,209           6,946         6,946
ServerGuard V NFS Hardware Package                         12718           16956         16956
ServerGuard V Bilingual Hardware Package                   13416           17888         17888

Turbo Copy                                                 1,302           1,736         1,736
Etherband                                                   608             810           810
Hitachi Storage Integration Option (Midrange)              2,476           3,301         3,301
Hitachi Storage Integration Option (Enterprise)            4,455           5,940         5,940
Hitachi Multi-Pathing Failover                              868            1,158         1,158
ServerGuard V  (Upgrade)                                   4,471           5,962         5,962
CIFS (Upgrade)                                              521             695           695

NSc3000 Installation Programs

      Includes Travel and Expenses to locations as       P/N       List $   Description
      detailed in section 2 appendix D                   --------- -------- -----------------------
      NSc3000 Installation                               023040    3,750
      NSc3000 Installation (Additional system at same
      site)                                              023040    1,250
      NSc3000 ServerGuard Installation                   023041    5,000

NSc3000 Training Programs

      Travel and Expenses not included                   P/N       List $   Description
                                                         --------- -------- -----------------------
      NSc3000 NetOS System Admin Class includes
      Netservices                                        023042    5,000    5-Day course
      NSc3000 Reseller Training Package                  022118    5,000    5 days - includes
                                                                            hardware training
      NSc3000 ServerGuard Advanced Training              022147    2,500    2 1/2 days

Supplementary onsite support Programs

      Includes Travel and Expenses to locations as       P/N       List $   Description
      detailed in section 2 appendix D                   --------- -------- -----------------------
      Professional Services - On-Site Technical
      Support (OTS) (8 hours)                            022105    2,200
      Software Option Installation Service for NO
      Contract                                           022073    2,500
      Software Option Installation Service for ARA
      Contract                                           022073    2,200

      Loose Options Initial Unit Installation for APS    020664    2,200
      Loose Options Initial Unit Installation for ARA
      Contract                                           020665    2,200
      Loose Options Initial Unit Installation for NO
      Contract                                           021221    2,500

Supplementary Misc Programs

      Travel and Expenses not included                   P/N       List $   Description
                                                         --------- -------- -----------------------
      Secure Site Program                                020200    10%      Uplift of Warranty
                                                                            Program
      Time and Materials - Prime Shift (hour)            020899    350
      Time and Materials - Off Prime Shift (hour)        021099    430

      Pricing for multi- day support contracts available on request

EXHIBIT E

                                    TRAINING

1. Definition. "Training" means the training provided by AUSPEX pursuant to this Exhibit E.


2. Training.

        2.1 AUSPEX will provide informal on-site training during one (1) normal business day by an AUSPEX CSE to Reseller, Distributors and Reseller or Distributor subcontractors, at no additional charge, in those situations where AUSPEX installation service is purchased

        2.2 AUSPEX will provide a five-day course to the reseller covering Equipment and Software installation, maintenance and administration for up to ten (10) people for $18,750 plus the costs of reasonable, actual transportation, meals and accommodation for one (1) trainer. Reasonable transportation is coach class or the equivalent

        2.3 AUSPEX will offer technical Training to Distributors' personnel and the personnel of Reseller's and Distributors' subcontractors identified as NSc3000 Training Programs in the Auspex Reseller Advantage Support Program, on an as-available basis.

        2.4 All Training will include all information, including computer-based training if available, and documentation necessary to allow Reseller, including Distributors and subcontractors to Reseller and Distributors, to install Products and to provide First Level Maintenance and Second Level Maintenance.

3. Training Documentation.

        3.1 All Training documentation will be provided per student for training programs purchased. AUSPEX shall retain the copyrights in all such Training documentation.

        Reseller may buy copies of AUSPEX training programs and documentation for use in Reseller's training courses for a fee of $150 per copy. For an annual fee of $10,000 per country, Reseller may buy a license to make copies of AUSPEX training programs and documentation for Reseller's training courses in that country.

4.      Training Fees.

        4.1 Technical Training pursuant to Section 2.3 above will be provided at AUSPEX's then-current fees, with the following discount structure

               1 -- 5 Students   20% Discount
               5 -- 8 Students   35% Discount
               9 - 10 Students   50% Discount

               Discounts shall apply only to courses booked at the same time at the same location.

        4.2 Reseller will bear the cost of reasonable (coach level or the equivalent), documented travel, including meals, accommodations and out-of-pocket expenses incurred by AUSPEX employees during Training.